AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBAL BRANDS ACQUISITION CORP.

Pursuant to Section 245 of the

Delaware General Corporation Law

GLOBAL BRANDS ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Global Brands Acquisition Corp.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 3, 2007.

3. This Amended Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Global Brands Acquisition Corp. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 615 S. DuPont Hwy., Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 91,000,000 of which 90,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. Subject to paragraph J of Article Seventh, the Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL, provided, however, that no series of Preferred Stock may be accorded any voting rights except with respect to amendments to this Certificate of Incorporation that alter or change the powers, preferences, rights (other than voting rights), or other terms of outstanding Preferred Stock if so provided in such Preferred Stock’s Preferred Stock Designation. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address

Jeffrey M. Gallant	Graubard Miller The Chrysler Building 405 Lexington Avenue New York, New York 10174

SIXTH: The Corporation’s existence shall terminate on _________, 2009 (the “Termination Date”), except for the purposes of winding up the Corporation’s affairs and of liquidating the Corporation pursuant to Section 278 of the GCL. This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this section to provide that the Corporation’s existence shall be perpetual shall be submitted to stockholders in connection with any proposed Business Combination pursuant to paragraph A of Article Seventh below.

SEVENTH: The introduction and paragraphs A through J of this Article Seventh shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any “Business Combination,” and may not be amended during the “Target Business Acquisition Period.”

A “Business Combination” shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset, stock purchase, reorganization or other similar business combination, of one or more operating businesses or assets (“Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting discounts and commissions) at the time of such acquisition and resulting in ownership by the Corporation of not less than 50% of the voting securities of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses. If the Corporation acquires less than 100% of a Target Business or Businesses in a Business Combination, the aggregate fair market value of the portion of the Target Business or Businesses acquired by the Corporation shall be equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting discounts and commissions) at the time of such acquisition.

“Fair market value” for purposes of this Article Seventh shall be determined by the Board of Directors of the Corporation based upon one or more financial standards generally accepted by the financial community, such as actual and potential sales, the values of comparable businesses, earnings and cash flow, and/or book value. If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm which is a member of the Financial Industry Regulatory Authority with respect to the satisfaction of such criterion. The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

“IPO Shares” shall mean the shares of Common Stock issued in the IPO.

The “Target Business Acquisition Period” shall mean the period from the effectiveness of the registration statement filed in connection with the Corporation’s initial public offering (“IPO”) up to and including the first to occur of (i) a Business Combination or (ii) the Termination Date.

The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of the IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO, as well as the proceeds of the Corporation’s issuance of sponsors’ warrants in a private placement prior to the IPO.

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares vote against the Business Combination and exercise their conversion rights described in paragraph C below, provided, further, that the Corporation shall not consummate any Business Combination unless a majority of the outstanding shares of Common Stock are voted for the approval of an amendment to Article Sixth providing for the perpetual existence of the Corporation.

B. Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $___ million (or $____ million if the underwriters’ over-allotment option is exercised in full), comprising (i) $____ million of the net proceeds of the IPO, including $___ million in Deferred Underwriting Compensation (or $___ million of the net proceeds, including $___ million in Deferred Underwriting Compensation, if the over-allotment option is exercised in full) and (ii) $4.5 million of the proceeds from the Corporation’s issuance and sale in a private placement of 4,500,000 warrants (the “Sponsors’ Warrants”) issued to its initial stockholders.

C. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, each holder of IPO Shares (each, a “Public Stockholder”) who voted against the Business Combination may, contemporaneously with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall, promptly after consummation of the Business Combination, convert such shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the proposed consummation of the Business Combination, equal to the quotient determined by dividing (A) the amount in the Trust Account, inclusive of (i) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Sponsors’ Warrants, (ii) the amount held in the Trust Account representing the Deferred Underwriting Compensation, and (iii) any interest income earned on the funds held in the Trust Account, net of taxes payable, that are not released to the Corporation to cover its operating expenses in accordance with the Underwriting Agreement, by (B) the total number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any). If a majority of the shares voted by the Public Stockholders are voted to approve the Business Combination, and if Public Stockholders owning up to 30% of the total IPO Shares (minus one share) vote against such approval of the proposed Business Combination and elect to convert their shares, the Corporation will proceed with such Business Combination. If the Corporation so proceeds, subject to the availability of lawful funds therefor, it will convert IPO Shares held by those Public Stockholders who have affirmatively elected to convert their IPO Shares and who voted against the Business Combination into cash at the Conversion Price on the closing date of such Business Combination. Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of a Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation. If Public Stockholders holding 30% or more of the IPO Shares voted against approval of the proposed Business Combination and elect to convert their IPO Shares, the Corporation will not proceed with such Business Combination and will not convert any IPO Shares.

D. In the event that the Corporation does not consummate a Business Combination by the Termination Date, the Corporation shall deliver, or cause to be delivered, notice to the Secretary of State of the State of Delaware that its corporate existence is ceasing and shall include with such notice payment of any franchise taxes then due or assessable by the State, and all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of dissolving and liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares. The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than the IPO Shares.

E. A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event that the Corporation does not consummate a Business Combination by the Termination Date or in the event such holder demands conversion of its shares in accordance with paragraph C above. Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

F. Unless and until the Corporation has consummated a Business Combination as permitted under this Article Seventh, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise. The Corporation shall not: (i) enter into a Business Combination with a Target Business that is, or has been within the past five years, affiliated with any of the Corporation’s officers, directors, founders or their affiliates (as defined in the Corporation’s Registration Statement on Form S-1 (File Number 333-145684) filed with the United States Securities and Exchange Commission (the “Registration Statement”)), including an entity that is either a portfolio company of, or has otherwise received a material financial investment from, any private equity fund or investment company (or an affiliate thereof) that is affiliated with such officers, directors, founders or their affiliates; or (ii) enter into a Business Combination where the Corporation acquires less than 100% of a Target Business and any of the Corporation’s officers, directors, founders or their affiliates, or any other blank check company or private equity firm, acquires the remaining portion of such Target Business unless, in either case, (x) such Business Combination is approved by a majority of the Corporation’s disinterested independent directors and (y) the Corporation obtains an opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority that the Business Combination is fair to the Corporation’s Public Stockholders from a financial point of view.

G. The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed, any of the proceeds held in the Trust Account, except (i) for the release of interest income earned on the proceeds held in the Trust Account for the payment of the Corporation’s income or franchise tax liability associated with such interest income, (ii) for the release of interest income of up to $3.25 million (or approximately $3.74 million if the underwriters’ over-allotment option is exercised in full) to the Corporation to cover the expenses related to investigating and selecting a Target Business and to fund the Corporation’s other working capital requirements, provided, however, that neither the Corporation or any employee of the Corporation shall withdraw interest income earned on the proceeds held in the Trust Account for the Corporation’s working capital requirements unless there are sufficient funds available to the Corporation to pay its tax obligations then due at that time, (iii) in connection with a Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation or (v) as otherwise set forth herein.

H. The Audit Committee of the Corporation’s Board of Directors will review and approve all reimbursements and payments made by the Corporation to its officers, directors, founders and their or the Corporation’s affiliates. Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval. In no event will the Corporation pay any of its officers or directors or any entity with which they or it are affiliated, any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of a Business Combination; provided that the Corporation’s officers, directors, founders and its and their affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with investigating and consummating a Business Combination from the amounts not held in the Trust Account and interest income of up to $___ million which may be released to the Corporation from the Trust Account. Neither repayments of advances of up to $100,000 made to the Corporation by JLJ Partners LLC to cover IPO related and organizational expenses nor the payment of $10,000 per month to JLJ Partners LLC for office space and administrative services, including secretarial support, until the earlier of the consummation of any Business Combination or the Corporation’s liquidation, shall be subject to the provisions of this paragraph H.

I. The members of the Audit Committee shall review the requirements of this Article Seventh at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof. In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its officers, directors and founders included as exhibits to the Registration Statement at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article Seventh or the terms and provisions of each IPO Agreement.

J. The Board of Directors may not in any event issue any securities convertible into Common Stock, shares of Common Stock or Preferred Stock prior to a Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on a Business Combination.

K. The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

NINTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Joel J. Horowitz, its Chief Executive Officer, as of the __ day of _______, 2007.

Joel J. Horowitz, Chief Executive Officer